Exhibit 10.8

November 30, 2006

RENESOLA LTD

- and -

YING TAO

TECHNOLOGY CONSULTANT SERVICE AGREEMENT

TECHNOLOGY CONSULTANT SERVICE AGREEMENT

This Technology Consultant Service Agreement (the “Agreement”) is made and entered into by the following parties on November 1, 2006.

(1)	ReneSola Ltd., a company incorporated in The British Virgin Islands with the registered number 1016246 and having its register office at Craigmuir Chambers, Road Town, Tortola, British Virgin Islands (the “Company”);

and

(2)	Ying Tao, whose ID card number is ###-##-#### and correspondence address is 193 Black Lantern Ct., St. Peters, MO, 63376, USA (the “Consultant”).

(The Company and the Consultant are collectively referred to as “parties”, and individually as “party”.)

1.	Appointment

1.1	The Company shall engage the Consultant and the Consultant shall serve the Company as Technology Consultant (or such other title as the Company deem appropriate) during the term of this Agreement.

1.2	The engagement of the Consultant to be Technology Consultant will take effect on December 1,2006 and, subject to the provisions set out in Clause 7 below, will be terminable by him or Company giving the other at least two(2) months written notice. However, whilst no legally binding commitment is to be created as to your term of service, it would be both Parties’ intention that the service of the Consultant shall be for an initial term of five years commencing on the execution date Of this Agreement.

2.	Service Scope and Obligations

2.1	Subject to Clause 2.2, the Consultant shall be responsible for:-

i.	improving and stabilizing yield, modifying hot zone to boost seed lift and increasing throughput and reducing costs;

ii.	adding a capability to use granular poly or very fine chunk pieces and teaching how to use CVD granular poly which is Hydrogen rich and damages parts;

iii.	counselling for the technology matters of the Company;

iv.	preparing and providing technology report and advice to the management of the Company and its board of directors;

v.	other responsibilities as reasonably requested by the Company and its board of directors.

2.2	The Consultant shall:-

i.	devote as much as possible of his time and attention to provide the above-mentioned consultant service as requested by the Company;

ii.	comply with the provisions in this Agreement and other request and/or requirements of the Company;

iii.	provide his services with all good faith and diligence; and

iv.	exercise such powers and bear such responsibilities as may from time to time be assigned to or vested in him by the Company or its board of directors.

2.3	The Consultant shall provide his services though telecommunication means, including telephone, emails and/or at the plant site of the Company in Jiashan County, Zhejiang Province. The Consultant shall use his best effort to execute projects regarded by the Company to meet the deadline set out by the Company or to execute the projects in the timely manner. The Company may arrange the Consultant to or the Consultant shall by his own professional judgement work overtime either on weekdays or weekends due to business needs. The Consultant is not entitled to any additional pay for his overtime work.

3.	Service Fees and Expenses

3.1	The Company shall pay the remuneration to the Consultant on a monthly pre-taxed basis in an amount of RMB50,000 (the “Service Fees”).

3.2

The Service Fees shall be paid in arrears on or around the 20th of each month (the “Payment Date”). The Company shall deposit the amounts stated in Clauses 3.2 after necessary deduction (including personal income tax, however, the Company has no obligation to pay, deduct or reserve any funds under the employment laws and regulations) into a bank account designated by the Consultant.

3.3	The Consultant shall assume all tax liabilities for his Service Fees by himself.

3.4	The Consultant shall be reimbursed all travelling expenses reasonably incurred in the execution of and in relation to his duties for business purposes under this Agreement subject to the submission of proper receipts/vouchers.

4.	Assignment of Inventions

4.1	The Consultant acknowledges that all intellectual property rights (including copyright, trade or service marks (registered and unregistered), patent right and any other similar rights or corresponding application rights) (“Intellectual Property Rights”) to any works, inventions, discoveries and design improvements (“Inventions”) created, developed or discovered by the Consultant during his provision of consulting services under this Agreement belongs solely to the Company.

4.2	The Consultant hereby undertakes to execute such documents as may be required by the Company to confirm the Company’s ownership of the Inventions and the underlying Intellectual Property Rights and to enable the Company (or to the Company’s nominated persons) to obtain the full benefit of such Inventions and Intellectual Property Rights without any payments to the Consultant.

5.	Confidentiality

5.1	The Consultant shall not make use of, divulge or communicate to any person (save in the proper performance of his duties under this Agreement) any of the trade secrets or other confidential/undisclosed information of or relating to the Company which he may have received or obtained while in the service of the Company. This restriction shall cease to apply to information ordered to be disclosed by a Court of competent jurisdiction or to information which has become part of the public domain through no action on the part of the Consultant.

5.2	The obligations of the Consultant under this Clause 5 shall be in addition to and not in substitution of any implied obligations imposed upon him by law in relation to the non-disclosure of information.

5.3	For the purposes of Clause 5.1, confidential information shall, without limitation, include:-

i.	the confidential information of great decision, business strategy, business target, business planning or operation policy;

ii.	any information of clients, cooperators or other related persons or entities of the Company which is negotiated or being carried out, including without limitation, the list, liaison and business information of such clients, cooperators or related persons or entities;

iii.	any undisclosed financing information including budget report, financing report, statistics report, price and expense, service provider information;

iv.	any commercial information including internal contract, agreement, letter of intents, memorandum, feasibility report;

v.	any meeting record, internal rule and regulation, operation process;

vi.	any employment information including personnel file, remuneration information;

vii.	any confidential information which the Consultant shall bear the non-disclosure obligation for a third party in accordance with the legal or contractual requirements; or,

viii.	any other information which the Company determines or the Consultant shall determine at its/his reasonable discretion to be confidential.

6.	Non-competition

6.1	The Consultant is prohibited during the term of this Agreement, either directly or indirectly, by himself or through his family member, whether as principal or otherwise, canvass or solicit business, taking part in or helping, by means of participation, assistance, rendering service or labor, cooperation, provision of convenience, provision of information, etc., any activities of any person or entities which may fall within a scope of business identical to or similar with that of the Company, or any other activities which may eventually lead to market competition with the Company.

6.2	The Consultant shall not, during the term of this Agreement, directly or indirectly, induce or seek to induce any employee of the Company to leave that company’s employment, whether or not this would be a breach of contract on the part of such employee.

6.3	The restrictions contained in this Clause 6 are considered reasonable by both Parties and is intended to be separate and severable. In the event that any of these restrictions shall be held void, but would be valid if part of the wording thereof were deleted or amended, such restriction shall apply with such deletion or amendment as may be necessary to make it valid and effective.

7.	Termination

7.1	With effect from the Commencement Date, if the Consultant intends to early terminate this Agreement, he shall notify the Company in written two (2) months in advance. The Company shall be entitled to early terminate this Agreement by notifying the Consultant in written two (2) months in advance. The Consultant is entitled to the Service Fees stated in Clauses 3.1 after necessary deduction during such two (2) months.

7.2	The Company shall be entitled at its absolute discretion to pay two-month Service Fees in lieu of termination notice under this Agreement, or pay reasonnable Service Fees in lieu of any unexpired period of notice in case the Consultant serves the notice.

7.3	Notwithstanding other provisions herein, this Agreement shall also be subject to termination by the Company immediately if the Consultant:-

i.	shall have committed any serious breach or (after warning in writing) either repeated or continued any material breach of his obligations hereunder; or

ii.	shall have so conducted himself in a way tending to bring himself or the Company into disrepute; or

iii.	shall have conducted any criminal act; or

iv.	commits any serious breach of the Company’s requests or requirements, or cause the Company bear any material loss or damage (as laid down by the Company and communicated to the Consultant from time to time); or

v.	becomes subject to any investigation for misconduct, fraud or any offence involving an element of dishonesty by any regulatory body or authority.

In any such case, the Company shall, when exercising its right of termination under this Clause, inform the Consultant of its grounds for doing so.

7.4	If the Consultant, during the term of this Agreement, is incapacitated by ill-health or accident from performing his duties hereunder (and he shall, if required, produce to the Company evidence of such incapacity), the Company may terminate such Agreement immediately.

8.	Obligations on Termination

Upon the termination of this Agreement howsoever arising, the Consultant shall, within one (1) month after the termination of this Agreement or the Company receives the Consultant’s early termination notice (the earlier shall prevail):-

8.1	deliver to the Company all property belonging to the Company including without limitation all documents, other records and any electronic equipment supplied by the Company (whether on paper, magnetic tape or in any other form and including (without limitation) correspondence, lists of clients or customers, notes, memoranda, software, plans, drawings and other documents and records of whatsoever nature and all copies thereof) made or compiled or acquired by the Consultant during the provision of services hereunder and concerning the business, finances or affairs of the Company or its clients or customers;

8.2	coordinate with the Company to assist the successor to take over the relevant affairs of the Company; and

After such one-month period, the Consultant shall no longer perform his duties as Technology Consultant of the Company; or take advantage of such fact.

9.	Dispute

9.1	This Agreement shall be governed by and construed in accordance with the laws of People’s Republic of China (“PRC”).

9.2	If any dispute arising from this Agreement or for the reason, both parties may resolve such dispute as follows:

i.	Both parties may discuss the dispute amicably.

ii.	A party or both parties may bring a lawsuit before a competent court located in the jurisdictional area of the Company’s business place in accordance with related laws and regulations.

10.	Miscellaneous

10.1	Any notice to be given under this Agreement shall be deemed to be duly served when delivery of it is recorded (in the case of recorded delivery post), or when delivered (in the case of personal delivery) or despatched (in the case of facsimile) to the relevant party’s address of facsimile number appearing in this Agreement or to such other address or facsimile number as that party may hereafter specify to the notice-serving party by notice in writing.

10.2	This Agreement shall be written in English.

10.3	This Agreement is made in duplicate, each of which shall be hold by the Company and the Consultant and of the same validity after execution by both parties.

10.4	No modification or amendment of this Agreement shall be effective or enforceable unless it is in writing and duly executed by both parties.

10.5	The Consultant hereby represents and warranties that, he/she may execute and perform this Agreement legally and the execution or performance of this Agreement does and will not result in any breach of any contract, agreement and any other rule or document of any company or other business entity by which the Consultant is bound.

10.6	Both Parties hereby acknowledge and agree that, this Agreement is only a consulting service agreement and shall not constitute any employment relationship between the Company and the Consultant. The Consultant is no the employee of the Company and the Company is also not the employer of the Consultant. This Agreement shall not subject to any Chinese labour laws of regulations.

10.7	If any provision under this Agreement is in discrepancy with related laws or regulation, the related laws and regulations shall prevail.

10.8	Any other matter not provided in this Agreement shall be dealt with according to related laws, regulations, decrees or any other additional contract agreed by both parties hereunder.

[No text below]

[Signing Page]

IN WITNESS whereof this Agreement has been entered into the day and year first above written.

/s/ Xianshou Li
SIGNED by Mr. Li Xianshou for and on behalf of

RENESOLA LTD

Ying Tao
SIGNED by Mr. Ying Tao